FORM OF SERIES B NOTE

                                 (Face of Note)

                           KRONOS INTERNATIONAL, INC.

                       6-1/2% SENIOR SECURED NOTE DUE 2013

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTIONS 2.1, 2.6, 2.7, 3.3, 4.10 AND 4.15 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.(1)


(1) To be included only if the Note is issued in global form.

                           KRONOS INTERNATIONAL, INC.
                       6-1/2% SENIOR SECURED NOTE DUE 2013


                                                      ISIN Co.
                                                              -----------------
                                                      Common Code
                                                              -----------------
No.                                                   (euro)
    --------------                                            -----------------

Interest Payment Dates: April 15 and October 15
Record Dates:  April 1 and October 1

KRONOS INTERNATIONAL, INC., a Delaware corporation (the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received promises to pay to The Bank of New York Depository (Nominees) Limited or registered assigns, the principal sum of _______________ Euro on April 15, 2013.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal.

                                       Dated:


                                       KRONOS INTERNATIONAL, INC.

                                       By:
                                           -----------------------------------
                                           Name:
                                           Title:

                                       By:
                                           -----------------------------------
                                           Name:
                                           Title:

This is one of the Notes
referred to in the
within-mentioned Indenture:

THE BANK OF NEW YORK,
as Trustee

By:
       -------------------------------------
       Authorized Signatory

                                 (Back of Note)

                      6-1/2% Senior Secured Notes due 2013

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Company promises to pay interest on the principal amount of this Note at the rate of 6-1/2% per annum from the date of original issuance until maturity. The Company will pay interest semi-annually on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be October 15, 2006. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue payments of the principal, Purchase Price and Redemption Price of this Note from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) hereon from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 1 and October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Any such installment of interest not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Interest Payment Date, and may be paid to the registered Holders at the close of business on a special interest payment date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders not less than 10 days prior to such special interest payment date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The Notes will be payable as to principal, Redemption Price, Purchase Price and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal, Redemption Price and Purchase Price of, and interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Trustee or the Paying Agent. Such payment shall be in such coin or currency of the European Union as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company may act in any such capacity.

4. Indenture. The Company issued (euro)400 million in aggregate principal amount of the Notes under an Indenture dated as of April 11, 2006 (the "Indenture") between the Company and the Trustee. The Company shall be entitled to issue Additional Notes (as defined in the Indenture) pursuant to Section 2.16 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Code ss.ss. 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are general obligations of the Company. By purchasing the Notes, each Holder acknowledges and agrees to benefit from and be bound by the terms and conditions of the Indenture.

5. Optional Redemption. Except as described below, the Notes are not redeemable before October 15, 2009. Thereafter, the Company may redeem the Notes at any time on or after October 15, 2009 at its option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the following redemption prices
(expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period (or, in the case of the period commencing on October 15, 2012, six-month period) commencing on October 15 of the year set forth below:

                            Year                       Percentage
        ------------------------------------------     ----------

        2009......................................      103.250%
        2010......................................      102.167%
        2011......................................      101.083%
        2012 and thereafter.......................      100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

6. Special Redemption. (a) At any time, or from time to time, on or prior to April 15, 2009, the Company, at its option, may use the net cash proceeds of one or more Public Equity Offerings to redeem up to 35% of the principal amount of the Notes, including the original principal amount of any Additional Notes, issued under the Indenture at a Redemption Price of 106.5% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the principal amount of Notes, including the original principal amount of any Additional Notes, issued under the Indenture remains outstanding immediately after any such redemption; and (2) such redemption shall occur within 90 days after the date of the closing of the applicable Public Equity Offering.

(b) At any time on or prior to October 15, 2009, the Notes may also be redeemed or purchased (by the Company or any other Person) in whole but not in part, at the Company's option, upon the occurrence of a Change of Control, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event shall such notice be mailed more than 180 days after the occurrence of such Change of Control). The Company may provide in such notice that payment of such price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may be given prior to the occurrence of the related Change of Control, and any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

7. Mandatory Redemption. Except as set forth in Paragraph 9 below with respect to purchases of Notes in certain events, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

8. Notice of Redemption or Purchase. Subject to the provisions of the Indenture, a notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than (euro)1,000 may be redeemed or purchased in part but only in whole multiples of (euro)1,000; provided that no Notes shall be redeemed in part if the resulting Note would have a minimum denomination that is less than (euro)50,000, unless all of the Notes held by a Holder are to be redeemed or purchased. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption or purchase.

9. Purchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes, at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. Such purchase shall be made upon notice mailed by first-class mail within 60 days following the date upon which the Change of Control occurred to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). In the event of a Change of Control, the Company will also publish a notice of the offer to purchase in accordance with the procedures described under Section 13.2 of the Indenture. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b) On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of an applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in Section 4.10(1)(c)(i), (1)(c)(ii) and (1)(c)(iii) of the Indenture (each, a "Net Proceeds Offer Trigger Date"), the aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in Section 4.10(1)(c)(i), (1)(c)(ii) and (1)(c)(iii) of the Indenture (each, a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") to all Holders and, on a Purchase Date not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale under the Indenture and the Net Cash Proceeds thereof shall be applied in accordance with Section 4.10 of the Indenture.

(c) Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of
(euro)1,000 in exchange for cash (provided that no Notes of less than (euro)50,000 may remain outstanding thereafter). To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of (euro)50,000 and (euro)1,000 increments thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture and the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

13. Defaults and Remedies. Each of the following constitutes an "Event of Default": (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days; (ii) the failure to pay the principal on any Note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture or any Security Document which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.1 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $20 million or more at any time; (v) the repudiation by the Company of any of its obligations under any Security Document, or the unenforceability of any Security Document against the Company if such unenforceability reasonably would be expected to result in a material adverse effect on the Liens granted by the Company pursuant to such Security Documents; (vi) one or more judgments in an aggregate amount in excess of $20 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or (vii) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries. Upon any such declaration, the entire principal amount of, and accrued and unpaid interest and Additional Interest, if any, on the Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to payment on any Note) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the Notes may waive any existing or past Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, or interest on any Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Trustee Dealings with Company. Subject to certain limitations, the Trustee under the Indenture, in its individual or any other capacity, may become owner or pledge of Notes and may otherwise deal with the Company or its Affiliates as if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors
Act).

18. Discharge Prior to Maturity. If the Company deposits with the Trustee or Paying Agent cash or Government Securities sufficient to pay the principal or Redemption Price of, and interest and Additional Interest, if any, on, the Notes to maturity or a specified Redemption Date and satisfies certain conditions specified in the Indenture, the Company will be discharged from the Indenture, except for certain Sections thereof.

19. Governing Law. The Indenture, the Guarantees and this Note shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. Each of the Company and each Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any Federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the Indenture, the Guarantees and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, non-exclusive jurisdiction of the aforesaid courts. Each of the Company and each Guarantor irrevocably waives, to the fullest extent that it may effectively do so under applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company or any Guarantor in any other jurisdiction.

20. ISIN and Common Code Numbers. The Company has caused ISIN and Common Code numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:

                          Kronos International, Inc.
                          5430 LBJ Freeway, Suite 1700
                          Dallas, TX 75240
                          Attention: Robert D. Graham
                          Fax:  (972) 448-1445

                                 ASSIGNMENT FORM


To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

_______________________________________________________________________________
                  (Insert assignee's soc. sec. or tax I.D. no.)


_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________
              (Print or type assignee's name address and zip code)

and irrevocably appoint _______________________________________________________
agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

     Date: _____________________

                                     Your Signature:
                                                    ___________________________
                                                    (Sign exactly as your name
                                                    appears on the face of this
                                                    Note)

Signature Guarantee: __________________________________________________________
                     (Participant in recognized signature guarantee medallion
                                          program)

                       OPTION OF HOLDER TO ELECT PURCHASE


If you wish to elect to have all or any portion of this Note purchased by the Company pursuant to Section 4.10 ("Net Proceeds Offer") or Section 4.15 ("Change of Control Offer") of the Indenture, check the applicable boxes

|_| Net Proceeds Offer:                   |_| Change of Control Offer:

        in whole      |_|                        in whole        |_|

        in part       |_|                        in part         |_|

        Amount to be                             Amount to be
        purchased: (euro)___________             purchased: (euro)___________


Dated: __________________               Signature:_____________________________
                                                  (Sign exactly as your name
                                                  appears on the other side of
                                                  this Note)

Signature Guarantee: __________________________________________________________
                     (Participant in recognized signature guarantee medallion
                                          program)

                  Social Security Number or
                  Taxpayer Identification Number:______________________________